Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333‑255210) and Form S-8 (No. 333-256646, No. 333-239501 and No. 333-226318) of Coastal Financial Corporation (the Company), of our report dated March 15, 2024, relating to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, which report expresses an unqualified opinion on the consolidated financial statements relating to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, which report expresses an unqualified opinion on the consolidated financial statements and the effectiveness of internal control over financial reporting and includes an explanatory paragraph relating to the adoption of Accounting Standards Codification Topic 326, Financial Instruments – Credit Losses, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ Moss Adams LLP

Everett, Washington
March 15, 2024